UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2008 (July 24, 2008)

Mediware Information Systems, Inc.

(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive officer)	(Zip Code)

Registrant's telephone number, including area code     (913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On July 24, 2008, Mediware Information Systems, Inc. (the “Company”) and Robert D. Tysall-Blay entered into an Employment Contract (the “Agreement”), amending the terms and conditions of Mr. Blay’s employment by the Company as Chief Executive Officer of the Company’s subsidiary, JAC Computer Services Ltd. (“JAC”).

The Agreement, which is effective retroactively to May 1, 2008, provides for an annual base salary of £95,590 per year, or approximately $191,144 per year based upon conversion rates in effect on July 24, 2008, subject to annual review by the Company.  In addition, the Agreement calls for Mr. Blay to receive a car allowance of £833 per month, or approximately $1,666 per month.  The Agreement also provides that if Mr. Blay contributes at least 3% of his annual base salary in JAC’s pension plan, the Company will contribute an amount equivalent to 6% of Mr. Blay’s annual base salary annually.  Finally, Mr. Blay is paid a monthly commission bonus based on 1% of the monthly revenues generated by the UK operations, which is described in the compensation plan noted in the agreement.

In addition to termination by the Company for gross misconduct, the Agreement provides that Mr. Blay’s employment may be terminated, by the Company or by Mr. Blay, upon three months prior written notice.  Mr. Blay has also agreed in the Agreement to a one-year post-termination covenant not-to-compete, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached to this report as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit 10.1	Employment Contract dated as of July 24, 2008, between Mediware Information Systems, Inc. and Robert D. Tysall-Blay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: July 30, 2008	By:	/S/ Thomas K. Mann
Thomas K. Mann
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Employment Contract dated as of July 24, 2008, between Mediware Information Systems, Inc. and Robert D. Tysall-Blay.